EXHIBIT 23.4


                       CONSENT OF ROSEN CONSULTING GROUP


We consent to the reference to our firm under the caption "Industry Outlook" and "Experts" in the Registration Statement on Form S-11 and related prospectus of American Campus Communities, Inc. for the registration of its common stock, to the inclusion of market data collected and/or prepared by our firm therein and to the incorporation by reference therein of our report dated April 16, 2004, with respect to our market study for the student housing market in such prospectus and the attachment of such market study as an exhibit to such Registration Statement on Form S-11.


Dated: April 22, 2004


                                        Rosen Consulting Group

                                        By: /s/ Kenneth T. Rosen
                                            --------------------
                                        Name: Kenneth T. Rosen
                                        Title: Chairman